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                                                                 Exhibit 99.1


Contacts:       For Media:      John Calagna
                                (212) 578-6252

                For Investors:  Kevin Helmintoller
                                (212) 578-5140

                                 METLIFE NAMES
        C. ROBERT HENRIKSON, PRESIDENT AND CHIEF OPERATING OFFICER, AND
                 LISA M. WEBER, PRESIDENT, INDIVIDUAL BUSINESS

NEW YORK, June 22, 2004 - MetLife, Inc. (NYSE: MET) announced today that the Board of Directors has elected C. Robert Henrikson President and Chief Operating Officer, and that Lisa M. Weber has been named President, Individual Business. The President and COO position is new for MetLife, Inc., while the President, Individual Business position had been included within Henrikson's previous responsibilities as President of MetLife's U.S. Insurance and Financial Services businesses. The appointments are effective immediately.

"Rob has made enormous contributions to the strong performance and growth of MetLife over the past several years," said Robert H. Benmosche, MetLife Chairman and Chief Executive Officer. "Asking Rob and Lisa to take on these new responsibilities is particularly fitting given the exceptional leadership skills and keen strategic thinking they have consistently demonstrated. With these appointments, we are helping to ensure MetLife's continued growth and leadership as an innovator in financial services."

Henrikson, who has served with MetLife for over thirty years, has been President of MetLife's U.S. Insurance and Financial Services businesses since 2002, with responsibilities for MetLife's Institutional and Individual business segments and MetLife Bank. Added to his current responsibilities are the remaining revenue-generating operations, which also include Auto & Home, International, and State Street Research & Management Company.

Weber has served as Senior Executive Vice President and Chief Administrative Officer since 2001. In this role, with responsibilities for audit, brand and communications, human resources, corporate ethics and compliance, she has been a principal architect of the company's cultural transformation from a mutual company to a public company with a robust performance-based management system. Prior to joining MetLife, Weber spent more than 10 years at PaineWebber, where she held a number of senior human resources positions, in which she helped plan and integrate multiple acquisitions and launched the company's first diversity initiatives.

In her new role, Weber will oversee all of Individual Business's multiple distribution channels, product development and all operations dedicated to selling and servicing MetLife's individual customers, and will report to Rob.

Henrikson, 57, received a B.A. degree from the University of Pennsylvania and a J.D. from Emory University School of Law. He currently serves as a member of the executive committee
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of the American Benefits Council, and is also Chairman of the Wharton School's
S.S. Huebner Foundation for Insurance Education.

Weber, 41, holds a B.A. in Psychology from the State University of New York at Stony Brook where she was elected to Phi Beta Kappa.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.


                                   #   #   #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.